NEWS RELEASE
                                                         Cone Mills Corporation
                                                           Greensboro, NC 27415



                                                          For Immediate Release

CONE MILLS RECEIVES OFFER FROM WL ROSS & CO. TO PURCHASE SUBSTANTIALLY ALL OF
                   THE COMPANY'S ASSETS WITH THE INTENTION TO
   CONSOLIDATE AND RATIONALIZE DENIM MANUFACTURING IN THE WESTERN HEMISPHERE

               Offer Would be Consummated Pursuant to Section 363
                   of Chapter 11 of the U.S. Bankruptcy Code

     Proposed Transaction to Strengthen Cone Mills' Leadership in Denim and
           Enable it to Meet the Challenge of Low-Cost Asian Imports

This Transaction, Coupled with Expected DIP Financing, Will Allow the Company to
                           Conduct Business As Usual

       Necessary Strategic Response to Unfair Trade Practices Devastating
                             U.S. Textile Industry

         Greensboro, NC - September 16, 2003 -- Cone Mills Corporation (NYSE:COE), the world's leading denim producer, today announced that it has received an offer from WL Ross & Co. to purchase substantially all of the assets of the Company. The transaction will enable Cone Mills to strengthen its leadership in denim and improve its ability to compete in the global textile marketplace. The transaction would require Cone Mills to file a voluntary petition for relief under Chapter 11 with the U.S. Bankruptcy Court in the next several days and is expected to be consummated pursuant to section 363 of Chapter 11 of the U.S. Bankruptcy Code.

The proposed transaction would be subject to Board and Bankruptcy Court approval and higher and better offers. The Company expects to complete the transaction within 90 days.

Following the proposed transaction, WL Ross & Co. plans to operate Cone Denim and Burlington Industries' Mexican denim operation, which will become part of WL Ross & Co. following the successful close of its acquisition of Burlington, expected in October.

Cone Mills expects to maintain a significant U.S. employee base, including a substantial number of manufacturing jobs. Headquarters will remain in Greensboro, N.C.

Company Expects to Conduct Business as Usual

Throughout the transaction, Cone Mills expects to conduct business as usual, with no interruptions in its operations or delays in meeting commitments to its customers, which include such well-known names as Levi Strauss, The Gap and V.F. Corporation.

Cone Mills has received proposals from several major financial institutions and expects to reach an agreement for debtor-in-possession (DIP) financing by the end of this week, which would be used to fund operations prior to the completion of the transaction. The DIP financing would be subject to the approval of Cone Mills' current lending group.

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Reasons for Chapter 11 Filing

During the third quarter of 2003, the Company has experienced a continuing decline in denim sales coupled with higher raw material costs, resulting in reduced profit margins and cash flow. As a result of its deteriorating liquidity, the Company failed to make its scheduled bond interest payment of $4.1 million on September 15, 2003. The Company has a 30-day grace period before it is considered in default on its bond indebtedness.

The Company expects to be in a position to disclose the full details of the proposed transaction with WL Ross & Co. in the next few days. It is not expected that the proceeds of the proposed transaction will be sufficient to satisfy the Company's secured indebtedness. As a result, there is not expected to be any recovery for the Company's shareholders.

Necessary Response to Industry-Wide Impact of Low-Cost Imports

John L. Bakane, Chief Executive Officer of Cone Mills, said "This transaction is consistent with Cone Mills' operating strategy of migrating to lower-cost manufacturing platforms and is intended to help ensure that Cone Mills continues to play a key role in the consolidation and rationalization of denim manufacturing in the Western Hemisphere. It is a necessary strategic response to the devastating impact of low cost Chinese imports, as well as the economic slowdown."

"Unsound trade policies are pummeling the U.S. textile industry. Since January 2002 alone, 50 U.S. textile plants have closed and 30,000 jobs have been lost. And now we're under assault by a new surge of imported Vietnamese jeans made of Chinese denim that's been sparked by the recently relaxed trade agreement with Vietnam, which, in turn, has caused a severe imbalance in U.S. denim supply and demand in the last four months. Making matters worse are the retail inventory liquidations now under way and continued price deflation even in the face of higher cotton costs. While we returned the Company to profitability in 2002, the events of this year have been such that we simply cannot support our present capital structure in the face of current market conditions."

About Cone Mills

Founded in 1891, Cone Mills Corporation, headquartered in Greensboro, NC, is the world's largest producer of denim fabrics and one of the largest commission printers of home furnishings fabrics in North America. Manufacturing facilities are located in North Carolina and South Carolina, with a joint venture plant in Coahuila Mexico.

                  This release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "would," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.
http://www.cone.com

Contacts:
Michael Gross                                                     Nyssa Tussing
212.484.7721                                                      212.484.7966
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